Exhibit 10.211

AMENDED AND RESTATED

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

DEFERRED COMPENSATION PLAN

(Effective December 9, 2008)

AMENDED AND RESTATED

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

DEFERRED COMPENSATION PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1         Establishment. Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“DTAG”), hereby amends and restates effective December 9, 2008 the Dollar Thrifty Automotive Group, Inc. Deferred Compensation Plan which was first adopted on December 28, 1994 and subsequently amended (the “Original Plan”).

1.2         Purpose. The purpose of this Plan is to provide Eligible Employees the ability to defer payment of compensation earned and/or granted by DTAG, to provide such Eligible Employees with a degree of flexibility in their financial planning and to encourage such Eligible Employees to remain in DTAG’s employ.

1.3         ERISA Status. This Plan is intended to qualify for the exemptions provided under Title I of ERISA for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees as defined in Section 201(2) of ERISA.

1.4         Compliance With Section 409A. DTAG intends this Plan to meet the requirements of Section 409A of the Code (“Section 409A”) and final Section 409A Regulations (the “Regulations”) and further intends that this Plan be operated in compliance with those requirements. All provisions of this Plan shall be interpreted accordingly, and the Administrator shall always administer this Plan and amend it as necessary to so comply, to the extent permitted by law.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following definitions shall apply unless a different meaning is clearly required by the context of this Plan:

2.1          “Account” means the recordkeeping accounts maintained in the name of a Participant to which Deferred Amounts and any income, earnings or losses thereon are recorded pursuant to the provisions of Article VII.

2.2          “Administrator” means the individual(s) or entity appointed by DTAG to carry out the administration of this Plan, and to serve as the agent for DTAG with respect to the Trust as contemplated by the agreement establishing the Trust. In the event the Administrator has not been appointed, or resigns from a prior appointment, DTAG shall be deemed to be the Administrator.

1

2.3       “Adoption Agreement” means the Dollar Thrifty Automotive Group, Inc. Deferred Compensation Plan Adoption Agreement signed by DTAG and any Affiliate to establish this Plan, which contains all the options selected by DTAG and the Affiliate. The Adoption Agreement may be amended from time to time.

2.4       “Affiliate” means any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes DTAG.

2.5       “Base Salary” means the Participant’s annualized gross rate of salary, including commissions, paid before any deductions of any kind whatsoever and excluding overtime, bonuses and other extraordinary compensation.

2.6       “Beneficiary” means the person, persons, trust, or other entity designated by a Participant on a beneficiary designation form adopted or heretofore adopted by the Administrator to receive benefits, if any, under this Plan at such Participant’s death pursuant to Section 6.3.

2.7	“Board” or “Board of Directors” means the board of directors of DTAG.

2.8       “Bonus” means the Participant’s cash performance bonus(es) which may be paid during each calendar year before any deductions of any kind whatsoever.

2.9	“Change in Control” means:

(a)       a change in ownership as defined in Section 1.409A-3 of the Regulations so that a change in ownership will not occur unless one person, or more than one person acting as a group, acquires ownership of stock of DTAG or an Affiliate that, together with other stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the DTAG stock; or

(b)       a change in the effective control of DTAG as defined in Section 1.409A-3 of the Regulations so that a change in effective control will not occur unless a majority of members of the DTAG Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the DTAG Board of Directors prior to the date of the appointment or election; or

(c)       a change in the ownership, as defined in Section 1.409A-3 of the Regulations, of a substantial portion of DTAG’s assets so that a change in ownership will not occur unless one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from DTAG that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all the DTAG assets immediately prior to the acquisition or acquisitions;

provided, that the following events shall not constitute a Change of Control:

(a)       The acquisition of shares of Voting Stock by DTAG or any of its majority or wholly-owned subsidiaries; or

2

(b)       The acquisition of shares of Voting Stock by any employee benefit plan (or trust) sponsored or maintained by DTAG.

As used herein, the term “Voting Stock” means capital stock of DTAG of any class or kind ordinarily having the power to vote

2.10	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.11     “Deferred Amount” means the portion of a Participant’s Base Salary, Bonus and/or Equity Award which the Participant elects to defer pursuant to Article IV and any discretionary contributions pursuant to Article V. Deferred Amounts shall be determined by reference to the Plan Year in which the Participant performs the services for which the Base Salary, Bonus or Equity Award is paid or awarded, regardless of when such Base Salary, Bonus or Equity Award is actually paid or awarded.

2.12	“Director” means any member of the Board.

2.13     “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. “Disability” shall also have the meaning given to the term by any long-term disability plan maintained by DTAG. The degree of Disability shall be supported by medical evidence satisfactory to the Administrator.

2.14     “Discretionary Contribution” means a contribution made by DTAG to a Participant’s Account pursuant to Section 5.1 of this Plan.

2.15     “Election” means an affirmative election made by an Eligible Employee on a deferral election form provided by the Administrator with respect to which the Eligible Employee may elect Deferred Amounts under this Plan.

2.16     “Eligible Employee” means an employee who is designated by the Administrator as belonging to a “select group of management or highly compensated employees,” as such phrase is defined under ERISA, and who is designated by the Administrator to be eligible to participate in this Plan by reason or being in Job Grade 40 or higher.

2.17     “Equity Award” means any equity compensation or equity-based compensation awarded to a Participant by DTAG.

2.18     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.19     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.20	“Grandfathered Deferrals” shall have the meaning set forth in Section 9.1 herein.

3

2.21        “Participant” means an Eligible Employee who has Deferred Amounts credited to an Account under this Plan or, where appropriate, a Beneficiary of the Participant.

2.22        “Plan” means this Amended and Restated Dollar Thrifty Automotive Group, Inc. Deferred Compensation Plan, as amended from time to time.

2.23        “Plan Year” means the 12-month period beginning on January 1st and ending on December 31st.

2.24         “Regulations” means the final regulations promulgated under the Code, as amended from time to time.

2.25        “Separation From Service” means termination of employment due to the Participant’s death, retirement, or other termination of the Participant’s employment with DTAG. There is no Separation From Service, however, as a result of military leave, sick leave or other bona fide leave of absence of six (6) months or less or longer periods if the individual’s right to re-employment with DTAG is provided either by statute or by contract, unless a separation from service would occur for purposes of Section 409A of the Code.

2.26         “Trust” means a “grantor trust” as defined in Section 671 of the Code, commonly referred to as a “Rabbi Trust,” which has been established by DTAG to provide a source of funding for amounts deferred hereunder and constitutes the legal agreement between DTAG and the Trustee

2.27	“Trustee” means Bank of Oklahoma, N.A.
2.28	“Valuation Date” means the close of business at the end of each calendar quarter.

2.29       “Year of Service” means the active employment with DTAG for twelve (12) consecutive months.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

The Administrator shall provide any Eligible Employee selected for participation in this Plan with notice of eligibility and permit such Eligible Employee the opportunity to make an Election pursuant to Article IV. Notice may be given at the time and in the manner as the Administrator may determine. All determinations regarding eligibility for participation in this Plan will be made by the Administrator. The determinations of the Administrator will be final and binding. An Eligible Employee who has made an Election under this Plan, or such Eligible Employee’s Beneficiary as the case may be, shall continue as a Participant as long as there is a balance credited to the Participant’s Account.

4

ARTICLE IV

ELECTIVE DEFERRALS

4.1       Deferrals. Eligible Employees may make elective deferrals with respect to the following sources in accordance with the provisions of this Article IV:

(a)	Bonus. An Eligible Employee may elect to defer up to 100% of the Eligible Employee’s Bonus that may be awarded by DTAG.
(b)

Base Salary. An Eligible Employee may elect to defer up to 50% of the Eligible Employee’s Base Salary as long as such deferral does not reduce such Eligible Employee’s Base Salary below an amount necessary to satisfy applicable employment withholding tax obligations, benefit plan contributions, and income tax withholding obligations.

(c)	Equity Awards. An Eligible Employee may elect to defer up to 100% of the Eligible Employee’s Equity Award that may be awarded by DTAG.

4.2       Timing of Deferral Election. Except as may be permitted by Section 409A or the Regulations (including as set forth in Section 4.4), the Election to defer shall apply only to Base Salary, Bonus and Equity Awards for services rendered during the Plan Year or Plan Years which commence following the Plan Year in which the Election is made. Election forms must be completed and filed before the December 31 preceding the beginning of the Plan Year or Plan Years in which the Participant will render the services for which the Base Salary, Bonus or Equity Award will be paid. Eligible Employees who are selected to participate in this Plan for the first time during a Plan Year, however, will be permitted, pursuant to Section 1.409A-2 of the Regulations, to file an Election form at least fifteen (15) days prior to the date participation in this Plan is scheduled to commence. The Election for the new Participant will be effective only with respect to compensation for services rendered after the Election is filed, starting with the first full pay period after the Election.

4.3       Electing the Time and Form of Payment. The Election for compensation earned in each Plan Year must specify the time and form of payment of the Deferred Amount, and the Election must be irrevocable before the end of the permissible period for making the Election. A form of payment may be a lump-sum payment or an installment payment.

4.4       Election for Performance Based Compensation. Pursuant to Section 1.409A-2 of the Regulations, in the case of any performance-based compensation, an initial deferral Election may be made with respect to such performance-based compensation no later than the date that is six (6) months before the end of the performance period. In order to qualify for this election, the Participant must perform services continuously from a date no later than the date upon which the performance criteria are established through a date no earlier than the date upon which the Participant makes the initial deferral Election. Performance-based compensation is compensation as defined in Section 1.409A-1 of the Regulations and means compensation, the amount of or entitlement to which is contingent on the satisfaction of pre-established organizational or individual performance criteria established by the Human Resources and Compensation Committee of the Board relating to a performance period of at least twelve (12) consecutive months in which the Participant performs services.

5

4.5       Change in Payment Elections Pursuant to IRS Notice 2007-86. Pursuant to IRS Notice 2007-86, a Participant may make new payment elections on a Payment Election Form with respect to the time and form of payment of amounts deferred under this Plan, provided that such new payment election is made on or before December 31, 2008, and provided further that (i) the new election may apply only to amounts that would not otherwise be payable in 2008, and (ii) may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

ARTICLE V

DISCRETIONARY CONTRIBUTIONS

5.1       In General. DTAG shall always have the right to make Discretionary Contributions to a Participant’s Account under the Trust and designate the contribution as a Deferred Amount subject to the provisions of this Plan.

5.2       Designation of Time and Form of Payment. If a Participant is not provided with an opportunity to elect the time or form of payment of a Discretionary Contribution or any other Deferred Amount, DTAG must specify the time and form of payment of such Deferred Amount pursuant to Section 1.409A-2(a)(2) of the Regulations no later than the time when the Participant has a legal right to the compensation.

ARTICLE VI

PAYMENT OF BENEFITS

6.1	Payment Upon Certain Events.
(a)

Unless distributed in accordance with the other terms of this Plan or as required by Section 409A, payment of a Participant’s vested Account shall be made as described below and in accordance with the Participant’s Election form no later than 90 days following the first to occur of (i) the Participant’s Separation From Service for any reason within the meaning of Section 1.409A-1 of the Regulations, (ii) the date the Participant is determined by the Administrator to have incurred a Disability within the meaning of Section 1.409A-3 of the Regulations, (iii) a fixed date as described below, (iv) the Participant’s death, (v) the occurrence of an unforeseeable emergency as described below, or (vi) upon a Change in Control.

(b)

If a payment is made on account of an unforeseeable emergency, only the amount necessary to meet the emergency will be paid pursuant to Section 6.5. The balance of the Participant’s account, if any, will be paid upon the first to occur of the other events listed in Section 6.1(a).

6

6.2       Time and Form of Benefit Payment. On an Election form, a Participant shall elect the form of the payments to be either:

(a)	Lump Sum or Installment Payments.
(i)	a single lump-sum payment; or
(ii)

annual installments over a period, up to ten (10) years, elected by the Participant on the Election form, the amount of each installment to equal the balance of the Participant’s Account immediately prior to the installment divided by the number of installments remaining to be paid.

This Election is effective for the Plan Year in which it is made and for all succeeding Plan Years, unless amended by the Participant. Any amendment will be effective only for the first Plan Year beginning after the date on which the Election form containing the amendment is filed with the Administrator.

(b)

Delayed Payments to Specified Employees. Payments to a Participant who is a “specified employee”, as defined in Section 1.409A-1 of the Regulations, as of the date of separation from service, may not be made on account of separation from service before the date that is six (6) months after the date of separation from service or, if earlier, the date of death of the specified employee. Payments to which the specified employee Participant would otherwise be entitled during the six-month delay period will be paid to the Participant as soon as practicable after the end of the six-month delay together with any earnings accrued in the Participant’s Account during the delay.

6.3       Payment to Beneficiary. If a Participant dies with a balance credited to the Participant’s Account, the then current vested balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a form elected by the Participant on the Participant’s Election form under either of the following options:

(a)	a single lump-sum payment; or
(b)

annual installments over a period, up to ten (10) years, elected by the Participant, the amount of each installment to equal the balance of the Participant’s Account immediately prior to the installment divided by the number of installments remaining to be paid.

Any designation of Beneficiary and form of payment shall be made by the Participant on an Election form filed with the Administrator. The designation of the Beneficiary may be changed by the Participant at any time by filing another Election form containing the revised instructions. Any change to form of payment must be made pursuant to Section 6.4. If no Beneficiary is designated or no designated Beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to the Participant’s lineal descendants per stirpes in a single lump-sum payment. If no spouse or lineal descendant survives the Participant, payment shall be made in a single lump-sum payment to the Participant’s estate.

7

In the event a distribution is to be made to a minor, then the Administrator may direct that such distribution be paid to the legal guardian, or if none, to a parent of such Beneficiary or a responsible adult with whom the Beneficiary maintains the Beneficiary’s residence, or to the custodian for such Beneficiary under the Uniform Transfers to Minor Act (or similar applicable statute); if such is permitted by the laws of the state in which said Beneficiary resides. Such a payment to the legal guardian, custodian or parent of a minor Beneficiary shall fully discharge DTAG, the Administrator and Trustee from further liability on account thereof.

6.4       Changes in Time or Form of Payment. The Administrator, in its sole discretion, may permit a Participant, upon written request to the Administrator, to delay a payment or change the form of payment if the conditions set out in Section 1.409A-2 of the Regulations are met. Those conditions include the following: (i) the election to delay or change may not take effect until at least twelve (12) months after the date on which the election is made, (ii) if the payment is to be made for a reason other than the Participant’s death, Disability or unforeseeable emergency, the payment must be deferred for no less than five (5) years from the date the payment would otherwise have been received, and (iii) if the payment would otherwise be made at a specified time or pursuant to a fixed schedule, the election to change the date or form of the payment must be made at least twelve (12) months before the scheduled payment date.

6.5       Unforeseeable Emergency. If the Participant experiences an unforeseeable emergency, payment of the Participant’s Account, or part thereof, may only occur with the approval of the Administrator subject to the following conditions:

(a)

The Participant or Participant’s representative must submit a written request to the Administrator which states the reason necessitating the early payment and provides documentation that the financial hardship caused by the unforeseeable emergency cannot be satisfied by other assets;

(b)

The Administrator must determine, pursuant to Section 1.409A-3 of the Regulations, that payment is justified because of an unforeseeable emergency. An unforeseeable emergency is a severe financial hardship of the Participant or the Participant’s Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse or the Participant’s or Beneficiary’s dependent, as defined in Section 152(a) of the Code. An unforeseeable emergency would also include the loss of the Participant’s or Beneficiary’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need, which may include amounts necessary to pay any income tax or penalties reasonably anticipated to result from the distribution, all as set out and explained in Section 1.409A-3 of the Regulations;

(c)	The need to send a Participant’s child to college or the desire to purchase a residence shall not be considered emergencies for purposes of this Section 6.5;

8

(d)	The decision whether to allow an emergency withdrawal from the Participant’s Account shall be made in the sole and absolute discretion of the Administrator; and
(e)

In the event a Participant receives an emergency payment, all deferrals elected for such Plan Year shall cease, and the Participant shall not be eligible to participate in this Plan for the balance of the Plan Year.

6.6       Accelerated Payments. In general, a scheduled payment may not be accelerated, but the Administrator may permit the following accelerated payments to the extent allowed under Section 1.409A-3 of the Regulations:

(a)

Payments necessary to comply with a domestic relations order, but this provision is not intended to override or diminish the prohibitions and restrictions on alienation of benefits contained elsewhere in this Plan;

(b)	Payments necessary to comply with a certificate of divestiture (as defined in Section 1043(b)(2) of the Code);
(c)	Payments necessary to pay the FICA Amount, as defined in Section 1.409A-3 of the Regulations and the income tax withholding related to the FICA Amount;
(d)	Payments of Deferred Amounts that are currently included in income as a result of a failure to comply with the requirements of Section 409A.

6.7       Delayed Payments. In general, a scheduled payment may not be delayed, but the payment will be delayed pursuant to Section 1.409A-2(b)(5) of the Regulations under the following circumstances:

(a)

If DTAG’s tax deduction for the payment would be limited or eliminated by the application of Section 162(m) of the Code, provided that payment of the Deferred Amount shall be made at the earliest date when the tax deduction will not be limited or eliminated or, if earlier, in the calendar year in which the Participant separates from service; provided however, that if the Participant is a Specified Employee payment shall not be made on account of the Separation From Service any earlier than six months after the Separation From Service;

(b)	If the payment would jeopardize the ability of DTAG to continue as a going concern, provided that the payment shall be made as soon as the payment would not have such a result;
(c)	If the payment would violate Federal securities law or other applicable law, provided that the payment shall be made as soon as the payment would not result in such a violation; or

9

(d)	If the payment is prescribed in generally applicable guidance published in the Internal Revenue Bulletin, it may be delayed in the discretion of the Administrator.

ARTICLE VII

ACCOUNTS AND INVESTMENT

7.1       Establishment of Account. There shall be established and maintained by DTAG a separate Account reflecting the elective deferrals and discretionary contribution amounts in the name of each Participant. These Accounts represent DTAG’s obligations to the Participants. They do not represent assets of this Plan or the Participant. DTAG shall contribute an amount equal to the amount deferred by or on behalf of each Participant to a Trust. The assets of the Trust will always be subject to the claims of DTAG’s creditors and will otherwise conform to the requirements of Section 409A of the Code. The Administrator may direct the Trustee to maintain and invest separate Trust accounts corresponding to each Participant’s Account. The Administrator shall provide each Participant with a quarterly statement of each Participant’s Account.

7.2       Balance of Account. The balance of each Participant’s Account shall include Deferred Amounts plus income and gains credited with respect to the investments in the Account within the Trust. Gains and losses from the investments shall adjust the Participant’s Account balance. The balance of each Participant’s Account shall be determined as of each Valuation Date as determined by the Administrator.

7.3       Investments and Investment Recommendations. The assets of the Trust shall be invested in such investments as the Trustee shall determine under the Trust. The Trustee may receive investment recommendations from the Participant or DTAG, on a form provided by the Administrator, as to investments in the Participant’s Account, but the final investment decisions rest with the Trustee, subject to guidelines provided by DTAG.

7.4	Vesting.
(a)

Elective Deferrals. Subject to the conditions and limitations on payment of benefits under this Plan, a Participant shall always have a fully vested and non-forfeitable beneficial interest in the balance standing to the credit of the Participant’s Account attributable to the Participant’s elective deferrals in the Participant’s Account under Article IV above, and any income, earnings or losses thereon.

(b)

Discretionary Contributions. Subject to the conditions and limitations on payment of benefits under this Plan, a Participant shall vest in the balance in the Participant’s Account attributable to the DTAG’s discretionary contributions under Article V above at the rate of twenty percent (20%) after one Year of Service, and an additional twenty percent (20%) for each additional Year of Service. For purposes of vesting, a Participant’s service with a predecessor employer of DTAG shall count. Upon a Participant’s death or Disability or upon a Change in Control, or upon DTAG’s insolvency as described in Section 9.5, a Participant’s Account shall become fully vested.

10

7.5       Account Statements. The Administrator shall provide each Participant with a statement of the status of the Participant’s Account under this Plan. The Administrator shall provide such statement quarterly or at such other times as the Administrator may determine. Account statements shall be in the format prescribed by the Administrator.

ARTICLE VIII

ADMINISTRATION

8.1       Administration. This Plan shall be administered, construed and interpreted by the Administrator. The Administrator shall have the sole authority and discretion to determine eligibility for benefits and to construe the terms of this Plan. The determinations by the Administrator as to any disputed questions arising under this Plan, including the eligibility to become a Participant in this Plan and the amounts of benefits under this Plan, and the construction and interpretation by the Administrator of any provision of this Plan, shall be final, conclusive and binding upon all persons including Participants, their beneficiaries, DTAG and its stockholders and employees.

8.2       Indemnification and Exculpation. DTAG agrees to indemnify and hold harmless any Individual serving as the Administrator or as a member of a committee designated as Administrator (including any Eligible Employee or former Eligible Employee who previously served as Administrator or as a member of such committee) against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with DTAG’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

8.3       Rules of Conduct. The Administrator shall adopt rules for the conduct of its business and the administration of this Plan as the Administrator considers desirable, provided they do not conflict with the provisions of this Plan.

8.4       Legal, Accounting, Clerical and Other Services. The Administrator may authorize one or more of DTAG’s employees or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out this Plan. DTAG shall pay all expenses of the Administrator.

8.5       Records of Administration. The Administrator shall keep or designate another party to keep records reflecting the administration of this Plan which shall be subject to audit by DTAG.

8.6	Expenses. The expenses of administering this Plan shall be borne by DTAG.

11

8.7	Claims Review Procedures. The following claim procedures shall apply:
(a)

Denial of Claim. If a claim for benefits is wholly or partially denied, the claimant shall be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than ninety (90) days after the receipt of the claim. However, if special circumstances require an extension, written notice of the extension shall be furnished to the claimant before the termination of the 90-day period. In no event shall the extension exceed a period of ninety (90) days after the expiration of the initial 90-day period. The notice of the denial shall contain the following information written in a manner that may be understood by a claimant:

(i)	The specific reasons for the denial;
(ii)	Specific reference to pertinent Plan provisions on which the denial is based;
(iii)	A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;
(iv)

An explanation that a full and fair review by the Administrator of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Administrator within sixty (60) days after the notice of the denial is received; and

(v)

If a request for review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described in Section 8.7(a)(iv).

(b)

Decisions After Review. The decision of the Administrator with respect to the review of the denial shall be made promptly and in writing, but not later than sixty (60) days after the Administrator receives the request for the review. However, if special circumstances require an extension of time, a decision shall be rendered not later than one hundred twenty (120) days after the receipt of the request for review. A written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 60-day period. The claimant shall be given a copy of the decision, which shall state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

(c)

Other Procedures. Notwithstanding the foregoing, the Administrator may, in its discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of the claimant’s claim and shall comply with applicable regulations under ERISA.

12

8.8       Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in Section 8.7 shall be final and binding on all parties. No legal action for benefits under this Plan shall be brought unless and until the claimant has exhausted the claimant’s remedies under Section 8.7. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was arbitrary, capricious or an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

8.9       Effect of Administrator Action. This Plan shall be interpreted by the Administrator in accordance with the terms of this Plan and their intended meanings. However, the Administrator shall have the discretion to make any findings of fact needed in the administration of this Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. Except as stated in Section 8.8, the validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Administrator has been granted discretionary authority under this Plan, the Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent with its intent, as determined by the Administrator in its sole discretion. DTAG, without the need for the Board’s approval, may amend this Plan retroactively to cure any such ambiguity. This Section may not be invoked by any person to require this Plan to be interpreted in a manner which is inconsistent with its interpretation by the Administrator. All actions taken and all determinations made in good faith by the Administrator shall be final and binding upon all persons claiming any interest in or under this Plan.

ARTICLE IX

GENERAL PROVISIONS

9.1       Grandfathered Deferrals. Notwithstanding anything herein to the contrary, all deferrals made pursuant to this Plan in which the Participant was vested as of December 31, 2004, (“Grandfathered Deferrals”) shall be governed solely by the terms of the Plan as they existed on October 3, 2004 (attached hereto as Exhibit A). Unless otherwise expressly stated, in no event shall any amendments to the Plan be deemed to modify the terms and conditions of the Grandfathered Deferrals. It is intended that the Grandfathered Deferrals shall not be subject to Section 409A of the Code pursuant to Section 1.409A-6 of the Regulations.

9.2       Effect on Other Plans. Deferred Amounts shall not be considered as part of a Participant’s compensation for the purpose of any qualified defined contribution or defined benefit plan maintained by DTAG in the Plan Year in which any deferral occurs under this Plan, and such amounts will not be considered under DTAG’s qualified defined contribution or defined benefit plans in the Plan Year in which payment occurs.

13

9.3       Conditions of Employment Not Affected by Plan. The establishment and maintenance of this Plan shall not be construed as conferring any legal rights upon any Participant to the continuation of employment with DTAG, nor shall this Plan interfere with the rights of DTAG to discharge any Participant with or without cause.

9.4       Restrictions on Alienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or the Participant's Beneficiary under this Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder, then, such right or benefit shall cease and terminate.

9.5       Funding. The benefits described in this Plan are obligations of DTAG to pay compensation for services, and shall constitute a liability to the Participants and/or their Beneficiaries in accordance with the terms hereof. All amounts paid under this Plan shall be paid from the Trust, and the Participants and/or their Beneficiaries shall be unsecured creditors of DTAG and beneficiaries of the Trust, subject to the DTAG’s “insolvency”, meaning that DTAG is unable to pay its debts as they become due, or DTAG is subject to a pending proceeding as a debtor under the United States Bankruptcy Code. Benefits shall be reflected on DTAG’s accounting records but shall not be construed to create, or require the creation of, a trust, custodial or escrow account except with respect to the Trust defined hereunder and in existence. No Participant shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that DTAG may purchase, establish or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between DTAG and a Participant or any other person except with respect to the Trust defined hereunder and in existence. Neither a Participant nor the Beneficiary of a Participant shall acquire any interest hereunder greater than that of an unsecured creditor of DTAG and beneficiary of the Trust subject to its terms.

9.6       Tax Consequences Not Guaranteed. DTAG does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. DTAG shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) in the event this Plan is amended or terminated as permitted under Article X.

9.7       Construction. Except when otherwise indicated by the context, the definition of any term in the singular shall also include the plural.

9.8       Severability. If any provision of this Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein. DTAG shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.

14

9.9       Tax Withholding. DTAG may withhold from a payment or accrued benefit or from the Participant’s other compensation any federal, state, or local taxes required by law to be withheld with respect to such payment or accrued benefit and such sums as DTAG may reasonably estimate as necessary to cover any taxes for which DTAG may be liable and which may be assessed with regard to Deferred Amounts or payments under this Plan or Trust.

9.10      Articles and Section Titles and Headings. The titles and headings at the beginning of each Article and Section shall not be considered in construing the meaning of any provisions in this Plan.

9.11      Governing Law. This Plan is subject to ERISA, but is exempt from most parts of ERISA since it is an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. In no event shall any references to ERISA in this Plan be construed to mean that this Plan is subject to any particular provisions of ERISA. This Plan shall be governed and construed in accordance with federal law and the laws of the State of Delaware, except to the extent such laws are preempted by ERISA.

9.12       Adoption By Affiliates. With the consent of DTAG, any Affiliate of DTAG may adopt this Plan for the benefit of its Eligible Employees by executing a document evidencing said intent and will of such Affiliate.

ARTICLE X

AMENDMENT AND TERMINATION

10.1       Amendment and Termination. The Administrator may amend, modify or terminate this Plan at any time and in any manner. No amendment may reduce the Account balance of any Participant at the time of such amendment or accelerate the timing of payments due under this Plan except as provided below, unless such amendment is made to comply with any law or regulation. In the event of a termination of this Plan, no further deferrals shall be made under this Plan. Any and all amendments to and any termination of the Plan, including without limitation terminations pursuant to Sections 10.2, 10.3 and 10.4, must be made in compliance with Section 409A of the Code.

10.2       Termination After Change in Control. If a Change in Control occurs, the Administrator may terminate this Plan within thirty (30) days preceding or the twelve (12) months following the Change in Control. In the event of a termination associated with a Change in Control, Participant Accounts in this Plan and all similar DTAG plans shall be distributed by the Trust in a lump sum within twelve (12) months following the termination.

10.3       Termination After Corporate Dissolution. The Administrator may terminate this Plan within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under this Plan are distributed by the Trust to the Participants and included in their taxable income within the time limits specified for such terminations in the Regulations under Section 409A.

15

10.4       DTAG Decision To Terminate Plan. DTAG may terminate this Plan provided that DTAG terminates all of its deferral arrangements that would be aggregated with this Plan pursuant to Section 409A of the Code, and further provided that no payments of Deferred Amounts are made within twelve (12) months of the termination other than payments that would otherwise be payable under this Plan if this Plan had not been terminated, and provided further that payments by the Trust of all remaining Deferred Amounts are made within twenty-four (24) months of the termination, and provided further that DTAG does not adopt any new deferral arrangement that would be aggregated with any terminated arrangement at any time within five years following the date of termination. The Administrator, in its sole discretion, may determine upon a Plan termination, whether or not to fully vest the Participant’s Accounts which are not yet fully vested under Section 7.4 above, so long as any accelerated vesting upon Plan termination is permitted under Section 409A of the Code and the Regulations.

IN WITNESS WHEREOF, DTAG has caused this instrument to be executed by its duly authorized officer effective as of December 9, 2008.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation

Date: ____________________, 2008	By:___________________________________
Scott L. Thompson
President and CEO

16